Exhibit 10.2

Technical License Agreement

Party A (Licensee): Guangxi Dragon Coin Network Technology Co., Ltd.

Party A’s shareholders

Zhou Qijun

Song Fei

Party B (Licensor): Wecast Services Group Limited

Whereas, Party A will be licensed from Party B the joint interests of project technology and operation earnings of Party B’s associated companies for business development, Party A and Party B have entered into this Agreement via friendly negotiation in accordance with the Contract Law of P.R.C. and related laws and regulations on 17th Oct. 2017.

1.	Parties to the agreement

1.1	Party A: Guangxi Dragon Coin Network Technology Co., Ltd. is a limited company incorporated in China;

Zhou Qijun

Song Fei

1.2	Party B: Wecast Services Group Limited, a company registered in Hong Kong, the registered address: 16 / F, Wing On CTR, 111 Connaught RD, Central, Hong Kong, and its designated affiliates, including but not limited to Seven Stars Cloud Group, Inc. a Nasdaq-listed company registered in Nevada, USA (code: SSC, Chinese name for the seven stars cloud group, referred to as "Seven Stars Cloud"), Registered Address: 318 North Carson Street, Suite 208, Carson City Nevada.

2.	Licensing:

2.1	Part B shall authorize Party A to operate the offering of real-asset-based digital assets of red coin chain and securitization of associated assets, and entitle Party A with the non-exclusive permanent right to use the technologies of trading platform and the right of earnings generated from direct operation;

2.2	Rights and interests of securitizing real assets generated from industry internet transactions between red-coin-chain-related Seven Stars Cloud and other companies.

2.3	The capability of global top block-chain team to design and offer real-asset-based digital assets and self-own digital assets, i.e., the operation licensing of and long term technical support to red coin chain. Try to optimize the investment returns and realize scalable investment earnings that can be consolidated at the premise of controllable risks

2.4	Provide rights and interests of cooperation with the US leading and highly regulated trading platform DBOT. When the offering and trading of digital assets is legalized, and meanwhile generate scalable and consolidated earnings from investment and trading via ABS, ETF, BTF (block chain based ETF), index products and financial derivatives。

3.	Licensed consideration

3.1	Party A proposes to pay 17.9% of the existing total equity (i.e. 457,376,784 shares)of Courage Investment Group Limited (ticker symbol: 1145) (its parent company listed in Hong Kong) to Party B (i.e. 82,327,491.9 common shares), which is about HKD 151,482,585 based on the closing price of HKD1.84 dated on 16th Oct. 2017. Both Parties agree to adjust the licensed consideration appropriately based on the licensed assets assessment methods of international professional assessment institutions.

3.2	The executive director of Courage Investment Group Limited shall be designated by Party B.

4.	Time of payment and joint guarantees

4.1	Party A shall deliver the Consideration Shares to Party B within 40 working days after the signing of this Agreement.

4.2	Party A and its shareholders shall undertake the joint and several liability guarantee in respect of the payment obligation.

5.	Exclusive Clause

Within 40 working days from the date of signing this agreement (or such later date as the parties agree in writing), Party B undertakes to give Party A the exclusive right to cooperate on the red coin chain technology platform. During the period in which this exclusive right is valid, Party B, its holding or affiliated companies, and its representatives or intermediaries shall not, directly or indirectly, (a) initiate, respond to or participate in any other buyer's direct or indirect proposal and discussion on the cooperation of the red coin chain technology platform; (b) solicit or encourage any inquiries, discussions or proposals regarding acquisitions, investments, or any other transactions made by any other party to discuss a similar transaction with party A; (c) continue or propose negotiate, or discuss on any other transaction that is similar to the transaction negotiated with Party A.; and (d) to enter into any agreement or memorandum or memorandum of understanding in respect of the acquisition, investment, or any other transaction similar to the transaction discussed with Party A for the red coin chain technology platform.

6.	Confidentiality

For the content of this agreement, both parties shall have the obligation of confidentiality and may not disclose to any third party, except for the mandatory provisions of laws.

7.	Applicable law and dispute resolution

7.1	The Agreement shall be governed and explained by relative laws of PRC.

7.2 Any dispute arising out of or in connection with this Agreement shall be resolved through friendly negotiation. In case no settlement to disputes can be reached through negotiation, the disputes shall be submitted to people’s court where the contract is signed.

8.	Miscellaneous

8.1 For any matters uncovered or to be changed, the parties shall sign a separate supplemental agreement and the supplemental agreement shall have the same effect as this agreement.

8.2 This agreement shall come into effect upon signing and stamping of two parties.

Party A: (seal)	Party B: (seal)

Authorized signatory:(signature)	Authorized signatory:(signature)

Party A’s shareholders: (Signature)

Place of Signing Contract: Chaoyang District, Beijing, China Signing Date: October 17, 2017